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                                                                    Exhibit 10.4

                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


     This Amendment No. 1 amends that certain Agreement and Plan of Merger dated April 9, 1996 (the "Agreement"), by and among Tanisys Technology, Inc. ("Tanisys"), Tanisys Acquisition Corp. ("Tanisys Acquisition"), 1st Tech Corporation ("Tech") and Gary W. Pankonien (the "Owner"), as follows:

     1. Section 1.2, CONVERSION OF SHARES, is hereby amended in its entirety to read as follows:

          "Section 1.2 CONVERSION OF SHARES. Upon the latter of the issuance of a Certificate of Merger by the Secretary of State of the State of Delaware or the issuance of a Certificate of Merger by the Secretary of State of the State of Texas (the "Effective Date"), the issued and outstanding shares of common stock, no par value per share, of Tech (the "Tech Common Stock"), subject to the fulfillment of the conditions precedent set forth under Article 6 herein, and the applicable statutory provisions with respect to appraisal rights, any applicable withholding requirements and adjustment as herein provided, shall be converted into and become, and there shall be paid and issued, in exchange for the Tech Common Stock an aggregate of 2,950,000 shares of Tanisys common stock, no par value per share (the "Tanisys Common Stock"), such that each share of Tech Common Stock outstanding on the Effective Date, not to exceed 2,950,000 shares of Tech Common Stock in the aggregate, is exchanged for one (1) share (the "Exchange Ratio") of Tanisys Common Stock, with any excess shares of Tech Common Stock resulting in a reduction in the per-share Exchange Ratio. As used in this Agreement, "Merger Consideration" shall mean the aggregate of 2,950,000 shares of Tanisys Common Stock exchanged for Tech Common Stock in the Merger at the Exchange Ratio. Each share of Tech Common Stock held in the treasury of Tech or by a wholly-owned subsidiary of Tech shall be cancelled as of the Effective Date and no portion of the Merger Consideration shall be payable with respect thereto. The Merger Consideration shall be reduced by the amount otherwise payable or issuable to holders of Tech who exercise dissenters' rights, if any, in connection with the Merger based upon such shareholders' ownership of Tech Common Stock outstanding on the Effective Date. The Exchange Ratio shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization subsequent to the date of this Agreement applicable to shares of Tech Common Stock or Tanisys Common Stock held of record on or before the Effective Date."

     2. Section 2.3, CAPITALIZATION, is hereby amended in its entirety to read as follows:

          "Section 2.3 CAPITALIZATION. The authorized capital stock of Tech consists of 10,000,000 shares of Tech Common Stock, no par value, of which, as of the date hereof, 1,650,000 shares of Tech Common Stock are validly issued and outstanding,

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     fully paid and nonassessable, and upon the Effective Date, there will be no more than 2,950,000 shares of Tech Common Stock validly issued and outstanding, fully paid and nonassessable. As of the date of this Agreement, there are no shares of Tech Common Stock held in the treasury of Tech and there are no other shares of the capital stock of Tech. As of the date hereof, except as disclosed in Tech's Disclosure Schedule, there are no outstanding options, warrants, rights or other commitments to issue or sell any shares of capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from Tech, any shares of its capital stock. No shares of Tech's capital stock have been issued in violation of any preemptive rights or applicable federal or state securities laws. Except pursuant to the Texas Act, there are no restrictions, including but not limited to self-imposed restrictions, on the retained earnings of Tech or on the ability of Tech to declare and pay dividends. There are no outstanding obligations of Tech to repurchase, redeem or otherwise acquire any capital stock or other securities of Tech."

     3. Section 4.1, TITLE TO SHARES, is hereby amended in its entirety to read as follows:
               "Section 4.1 TITLE TO SHARES. Immediately prior to the Closing, the Owner(s) shall be the lawful Owner(s) and holder(s) of an aggregate of no more than 2,950,000 shares of Tech Common Stock and, on the Effective Date, shall hold all such shares free and clear of any encumbrances or liens."

     4. Section 6.1(f), TECH'S EQUITY INFUSION, is hereby amended in its entirety to ready as follows:

          "(f) TECH'S EQUITY INFUSION. Prior to the Closing as called for herein, Tech shall have caused to be sold that number of shares of the Tech Common Stock that would comply with the Exchange Ratio of Section
     1.2 herein for no less than $2,300,000 cash. Such purchasers of equity shall execute all documents deemed necessary by counsel of Tanisys at or prior to the Closing, including but not limited to those representations and warranties as set forth in Article 4 and restrictions as set forth in Section 5.15."

     5. All references to "3,100,000" shares of Tech Common Stock or Tanisys Common Stock in documents relating to the Agreement, including but not limited to the exhibits and schedules attached to the Agreement, are hereby changed to "2,950,000."

     6. All undefined capitalized terms used in this Amendment shall have the meanings set forth in the Agreement.

     7. All terms and conditions of the Agreement and related documents not specifically modified herein are hereby ratified and confirmed in their entirety.

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     IN WITNESS WHEREOF, this Amendment No. 1 to the Agreement has been duly executed by each of the parties to the Agreement as of the 16th day of May, 1996.

Tanisys Technology, Inc.                Tanisys Acquisition Corp.



By:  /s/ MARK C. HOLLIDAY               By:  /s/ MARK C. HOLLIDAY
   ------------------------                -------------------------
     Chairman of the Board and               Chairman of the Board and
     Chief Executive Officer                 Chief Executive Officer


1st Tech Corporation



By:  /s/ GARY W. PANKONIEN                   /s/ GARY W. PANKONIEN
   ------------------------                  -----------------------
     Chairman of the Board and               Gary W. Pankonien, Individually
     Chief Executive Officer


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